FORM OF LEGAL OPINION AND CONSENT OF COUNSEL ON TAX MATTERS

[LAW FIRM LETTERHEAD]

April 8, 2016

Calvert Global Equity Income Fund
Calvert SAGE Fund
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Calvert Equity Portfolio
Calvert Social Investment Fund
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Re:	Reorganization of the Calvert Global Equity Income Fund, a series of Calvert SAGE Fund, into the Calvert Equity Portfolio, also a series of Calvert Social Investment Fund

Ladies and Gentlemen:
You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.
Parties to the Transaction
The Calvert Global Equity Income Fund (“Target Fund”) is a series of Calvert SAGE Fund, a Maryland business trust.

The Calvert Equity Portfolio (“Acquiring Fund”) is a series of Calvert Social Investment Fund, a Massachusetts business trust.
Description of Proposed Transaction
In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption by the Acquiring Fund of the liabilities of the Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

April 8, 2016

Scope of Review and Assumptions
In rendering our opinion, we have reviewed and relied upon the form of Agreement and Plan of Reorganization between Calvert Social Investment Fund with respect to Acquiring Fund and Calvert Social Investment Fund with respect to Target Fund (the “Reorganization Agreement”) dated April 8, 2016, as well as the Prospectus/Proxy Statement to be dated April 8, 2016 which describes the proposed transaction, and on the information provided in such Prospectus. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.
Representations
Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.
Discussion
One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity’s historic assets in its own business. The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the target fund in the business of the acquiring fund. The Acquiring Fund in this transaction has not represented that it will use any particular portion of the historic assets of the Target Fund in the business of the Acquiring Fund, and it is possible that the Reorganization will result in the liquidation of a substantial portion of the Target Fund’s historical assets. Therefore, continuity of business enterprise may be present only if the Acquiring Fund continues the historic business of the Target Fund.
There is very little official guidance as to the meaning of continuation of the historic business. In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments. The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing. In several private letter rulings, the Internal Revenue Service has apparently accepted a representation

April 8, 2016

that the acquiring fund will continue the business of the target fund, but no details as to the businesses are set forth.
Each of Target Fund and Acquiring Fund seek capital appreciation. Target Fund is an actively managed portfolio that invests at least 80% of its assets in equity securities issued by large capitalization companies and invests at least 40% of its net assets in foreign securities under normal market conditions. Acquiring Fund is an actively managed portfolio that normally pursues its investment objective by investing in common stocks of U.S. large cap companies and may invest up to 25% of its net assets in foreign securities. Since both funds invest in equity securities issued by large capitalization companies, the continuity of business requirement appears to be satisfied. The similarity of the Acquiring Fund and Target Fund businesses is also demonstrated by the representation made by both Acquiring Fund and Target Fund that at least one third of the assets of Target Fund meet the investment objectives, strategies, policies, risks and restrictions of Acquiring Fund. However, because of the lack of definitive guidance, our opinions cannot be entirely free from doubt.
Opinions
Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not entirely free from doubt for the reason above stated:
1.    The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation of Target Fund will constitute a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiring Fund and Target Fund will each be “a party to a reorganization” within the meaning of § 368(b) of the Code.
2.    No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund.
3.    No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

April 8, 2016

4.    No gain or loss will be recognized by the shareholders of Target Fund upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.
5.    The aggregate tax basis of the Acquiring Fund shares received by each shareholder of Target Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each shareholder of Target Fund will include the period during which the Target Fund shares exchanged therefor were held by such shareholder (provided the Target Fund shares were held as a capital asset on the date of the Reorganization).
6.    The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.
7.    Acquiring Fund will succeed to and take into account the capital loss carryovers of Target Fund described in section 381(c) of the Code. Acquiring Fund will take any such capital loss carryovers into account subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and regulations thereunder.
The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Sections 8(c) and 9(d) of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,